CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2016, relating to the financial statements and financial highlights, which appear in the October 31, 2016 Annual Reports to Shareholders of Columbia Sustainable U.S. Equity Income ETF, Columbia Sustainable International Equity Income ETF and Columbia Sustainable Global Equity Income ETF (three of the funds constituting Columbia ETF Trust I), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 24, 2017